Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), signed as of December 16, 2015, to be effective January 11, 2016 (the "Effective Date"), is made by and between Eos Petro, Inc., a Nevada corporation with its principal place of business at 1999 Avenue of the Stars, Suite 2520, Los Angeles, California 90067 (the "Company"), and Alan Gaines ("Executive"), an individual residing at 1999 Avenue of the Stars Suite 2520 Los Angeles, CA, 90067.  Company and Executive are each a "Party" to this Agreement and may be collectively referred to below as the "Parties."

RECITALS

A.            The Company desires to appoint Executive immediately to the position of Chief Executive Officer ("CEO") of the Company, and Executive desires to accept such appointment and position, under the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the mutual promises contained below and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1.                                                    Employment.
1.1            Employment and Duties.  The Company agrees to employ Executive as its CEO, and Executive agrees to accept such employment, all on the terms and conditions set forth in this Agreement.  Executive shall be responsible for overseeing all aspects of the day-to-day operation and management of the Company, and shall have such other duties and responsibilities as are typical of a CEO.  In addition, Executive shall have such other duties and responsibilities as may be specified from time to time by the Board of Directors of the Company (the "Board") and/or its delegate(s) or assignee(s).  Executive shall report to the Board or such other person(s) as directed by the Board from time to time.  At the request of the Board, Executive shall serve as an officer of any of the Company's parent, sister or subsidiary companies, with the same basic duties, at no additional consideration.  Executive will be based in Los Angeles, California.  Executive acknowledges and agrees that he will be required to travel as reasonably necessary in connection with his duties, including to locations in the United States and throughout the world.
1.2            Full Efforts.  Executive agrees to devote his full working time and efforts, and his ability, experience and talent, to the performance of his services, duties and responsibilities.  Executive shall perform all services to be rendered faithfully, use his best efforts to promote the business interests of the Company, act in the best interests of the Company and avoid any actual or potential conflicts of interest in the performance of his duties.  While employed by the Company, Executive shall not engage in any other business, profession or occupation, for compensation or otherwise, which conflicts either directly or indirectly with his rendering of services under this Agreement, as determined by the Board.  Notwithstanding the foregoing, Executive (i) may be a member of the board of directors (or comparable managing board) of two (2) companies, provided that such companies are not in competition with the Company or are in the energy sector, and (ii) Executive may participate in one or more companies engaged directly or indirectly in the media/entertainment industry. Nothing in this Agreement shall preclude Executive from engaging in charitable and community activities and managing passive personal investments, so long as such activities do not interfere with his duties and responsibilities, as determined by the Board.

1.3            No Conflicting Obligations.  Executive represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of his duties hereunder shall not constitute a breach of, violate or otherwise contravene the terms of any employment agreement, noncompetition agreement or other agreement or policy to which Executive is a party or otherwise bound.
1.4            Company Policies and Procedures.  Executive acknowledges and agrees that he is subject to the policies and procedures adopted by the Company from time to time, copies of which shall be provided to Executive.
Section 2.                                                    Term of Employment.
The term (the "Term") of Executive's employment under this Agreement is a two-year period, which shall begin on the Effective Date and terminate on December __, 2017, the second anniversary of the date of the Effective Date, unless terminated earlier in accordance with this Agreement.  Following the end of the Term, the Parties may, but are not obligated to, negotiate an option to renew Executive's employment for an additional two-year (2) period (the "Additional Term") upon sixty (60) days' written notice by either Party of an intention to renew Executive's employment for an Additional Term; provided, however that either Party may elect not to renew the Executive's employment in accordance with this Agreement.  The terms and conditions of any such Additional Term are to be agreed upon by the Parties and approved by the Board in its sole and absolute discretion prior to expiration of the Term.  If Executive's employment continues beyond the Term and an Additional Term has not been entered into, Executive's employment with the Company shall continue on an at-will basis until terminated by either Party and shall not be construed as a guarantee of employment.

Section 3.                                                    Compensation During Term.
The Company agrees to compensate Executive for the services rendered by him during the Term as follows:

3.1            Base Salary.  Executive's initial annual base salary ("Base Salary") shall be One Hundred Fifty Thousand Dollars ($150,000), and the Company shall pay Executive Twelve Thousand Five Hundred Dollars ($12,500) on the first business day of each month in accordance with the Company's customary payroll practices; provided, however, that, following the completion by the Company of an acquisition, when the Company has achieved EBITDA (as defined below) of One Million Five Hundred Thousand Dollars ($1,500,000), Executive's Base Salary shall be increased to Two Hundred Forty Thousand Dollars ($240,000), and the Company shall pay Executive Twenty Thousand Dollars ($20,000) on the first business day of each month in accordance with the Company's customary payroll practices. In the event the Company achieves an EBITDA of Ten Million Dollars ($10,000,000), Executive's annual Base Salary shall be increased to Four Hundred Twenty Thousand Dollars ($420,000.00), which shall become retroactive from the beginning of that same year during which such EBITDA is achieved.  Additionally, the Board may review Executive's Base Salary from time to time and may, but is not obligated to, increase Executive's Base Salary up to 10% annually during each anniversary of the Effective Date; any increase shall be determined and approved by the Board in its sole and absolute discretion.  Base Salary after the expiration of the Term, including Base Salary during any Additional Term, shall be in such amount and upon such terms and conditions to be determined and approved by the Board in its sole and absolute discretion prior to the expiration of the Term.

3.2            Definition of EBITDA.  For purposes of this Agreement, "EBITDA" is defined herein as earnings before the deduction of interest, taxes, depreciation and amortization.  EBITDA shall be determined as of the end of any fiscal quarter or year in accordance with the Company's actual financial results as reported in its quarterly or annual financial statements.
3.3            Bonuses.
(a)              Achievement of EBITDA Following Acquisition.  Following the completion by the Company of an acquisition, when the Company has achieved EBITDA of One Million Five Hundred Thousand Dollars ($1,500,000), Executive shall be entitled to a bonus in the amount of the product of (x) Seven Thousand Five Hundred Dollars ($7,500) and (y) the number of months from the Effective Date until the achievement of such EBITDA target (subject to proration for partial months).
(b)            Discretionary Bonus.  Subject to the terms and conditions of this Agreement, during the Term, Executive may become eligible for an annual cash bonus determined and approved by the Board in its sole and absolute discretion.
(c)            Other Terms.  Executive must be an employee of the Company on the date of any bonus payment to be eligible for any bonus.  Bonus payments may be subject to other terms and conditions of bonus or incentive plans established by the Company from time to time.  Bonuses for a given year shall be determined and payable consistent with past practice, but in no event shall payment be later than thirty (30) days after the Company's financial statements are issued (or such other period as may be applicable pursuant to the "short-term deferral" rules under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulations).  Upon any substantive change in role or title for Executive, the Company agrees to review Executive's Base Salary and bonus compensation in good faith; provided, however, that the Company shall not be obligated to increase or change Executive's Base Salary and bonus compensation following such review.
(d)            After the Term.  Bonus eligibility and opportunities, if any, after the expiration of the Term may be in such amounts and subject to such terms and conditions to be determined and approved by the Board in its sole and absolute discretion prior to the expiration of the Term.

3.4            Additional Compensation Terms.  In consideration of Executive's performance of his duties, the Company shall grant an option to purchase up to Four Million Five Hundred Thousand (4,500,000) shares of restricted common stock of the Company, substantially in the form attached hereto as Exhibit A (the "Option"). 1   All shares issued to Executive upon exercise of all or part of the Option ("Stock") are subject to the following terms and conditions:
(a)            Registration Rights.  The Parties agree that Stock issued to Executive shall carry the piggyback registration rights as set forth in the terms and conditions on the form attached hereto as Exhibit B, which shall be executed by the Parties hereto simultaneously with this Agreement.  Notwithstanding the foregoing, the Parties agree that the Stock shall not carry any registration rights while Executive is employed by the Company and shall only carry registration rights upon Executive's resignation for Good Reason (as defined below) or termination by the Company without Cause (as defined below), pursuant to Section 5 of this Agreement.

(c)            Restrictive Legend.  Executive understands and agrees that the certificate(s) for shares of Stock issued to Executive shall bear substantially the following legend until (a) such shares shall have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a registration statement that has been declared effective; or (b) in the opinion of counsel reasonably acceptable to the Company, such shares may be sold without registration under the Securities Act as well as any applicable "Blue Sky" or state securities laws:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED."

1 Exhibit A shall include the following terms and conditions: 1,500,000 shares in the Option shall vest immediately upon the Effective Date; 1,500,000 shares shall vest on the first anniversary date of the Effective Date; and 1,500,000 shares shall vest on the second anniversary of the Effective Date. All vested shares shall become exercisable at an exercise price of $1.00 per share. If Executive is terminated pursuant to Section 5.1 (Termination by the Company for Cause) or resigns pursuant to Section 5.6 of this Agreement (Resignation by Executive Other Than for Good Reason), then he shall (x) lose all right and claim to any portion of the Option which has not vested at the time of such resignation or termination, and (y) forfeit half of any portion of the Option which has vested but has not at such time been exercised. If Executive is terminated pursuant to Section 5.4 (Termination by the Company for Convenience) or resigns pursuant to Section 5.5 of this Agreement (Resignation by Executive for Good Reason), then all unvested portions of the Option shall vest immediately. Executive shall have the remainder of the Option term to exercise options on vested shares, except for 50% of the vested but unexercised options that are forfeited following a termination for cause or resignation other than for good reason. Executive shall not dispose of or transfer any shares of Stock while he remains an employee of the Company and for a period of six months thereafter. Executive may, at his option, exercise the Option in a cashless exercise transaction. The Option shall expire after five years.

3.5            Withholding.  All compensation and other amounts payable to Executive pursuant to the terms and conditions of this Agreement, including, without limitation, Base Salary, bonuses, and Accrued Rights (as deemed below), are stated in gross amounts and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by any law, rule or regulation to be withheld.
3.6            Tax Advice.  Executive and his advisors, if any, have been afforded the opportunity to ask questions of the Company, and the Executive has sought such accounting, legal, and tax advice as he has considered necessary to make an informed decision with respect to Executive's rights and obligations under this Agreement.  Executive understands that he (and not the Company) shall be responsible for his own tax liabilities that may arise as a result of entering this Agreement.
Section 4.                                                    Employee Benefits.
4.1            Employee Benefit Programs, Plans, and Practices.  During the Term, Executive shall become eligible to participate in all employee medical, retirement and insurance benefit plans applicable to similarly situated employees of the Company, and such other plans as may from time to time be made available or applicable to employees of similar status, consistent with the policies of the Company.  Executive acknowledges and agrees that Executive's eligibility for medical insurance plans shall not commence until after the Company hires a Chief Financial Officer.  Thus, for the avoidance of doubt, Executive acknowledges and agrees that the Company shall not provide Executive with medical insurance until after the Company hires a Chief Financial Officer.  The Company shall also provide Executive with directors and officers liability insurance at the Company's expense.  During the Term, Executive shall be entitled to paid vacation and sick leave in accordance with the Company's vacation, holiday, and other pay-for-time-not-worked policies as in effect from time to time for similarly situated employees; provided that Executive shall be entitled to not less than two (2) weeks of paid vacation per year, prorated for partial years of employment, upon sixty (60) days' advance written notice to the Company.  Such benefit plans, policies, or other compensation and perquisite programs may be discontinued or changed from time to time in the sole and absolute discretion of the Company.
4.2            Expense Reimbursement.  The Company shall reimburse Executive, consistent with the Company's expense reimbursement policies and procedures and subject to receipt of appropriate documentation, for all reasonable and necessary out-of-pocket travel, business entertainment and other business expenses incurred or expended by him incident to the performance of his duties under this Agreement.

Section 5.                                                    Termination of Employment.
5.1            Termination by the Company for Cause.  The Company may terminate Executive's employment for Cause in accordance with this Section 5.1.  The termination of Executive's employment shall not be deemed for Cause unless and until the Company delivers to the Executive written notice setting forth the grounds for such termination and Executive is given an opportunity, within ten (10) business days of receipt of such notice, to be heard before the Board, together with counsel of Executive's choosing.  For the purposes of this Agreement, when used in connection with the termination of Executive's employment with the Company, "Cause" shall mean: (i) Executive's failure to perform the material duties of his position (other than as a result of Disability (as defined below) including Executive's failure to devote appropriate business time, attention or effort to the faithful and diligent performance of Executive's duties; (ii) Executive's willful misconduct or gross negligence in the performance of his duties to the Company; (iii) any act of personal dishonesty taken by Executive in connection with Executive's responsibilities as an employee of the Company; (iv) acts of Executive which constitute willful fraud on the part of Executive in connection with his duties under this Agreement, including, but not limited to, misappropriation or embezzlement of Company funds; (v) a breach by Executive of any fiduciary duty or duty of loyalty owed to the Company; (vi) the commission by Executive of any felony or other crime involving moral turpitude; (vii) a material breach of Executive's obligations under any agreement entered into between Executive and the Company; (viii) a material breach of the written policies or procedures of the Company that have been communicated to Executive; (ix) any conduct in the performance of Executive's employment which Executive knows or should know violates applicable law or regulation or causes the Company to violate applicable law or regulation, including without limitation state, federal or foreign laws and regulations; (x) the refusal by Executive to: (1) follow any lawful directive of the Board or (2) otherwise to perform his duties; (xi) any violation of Section 7 of this Agreement; (xii) if Executive: (1) obstructs or impedes, (2) endeavors to influence, obstruct or impede, or (3) fails to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory agency; or (xiii) any other material violation of this Agreement.
5.2            Upon Death.  This Agreement shall automatically terminate upon the death of Executive.
5.3            Upon Disability.  Upon the determination of Executive's Disability (as defined below), the Company may terminate Executive's employment or take such other action as may be appropriate, in its discretion, consistent with applicable law.  As used in this Agreement, "Disability" shall mean: any medically determinable physical or mental impairment that, with or without accommodation by the Company: (i) seriously interferes with the ability of Executive to perform his duties under this Agreement and can be expected to result in death or can be expected to last or has lasted for a continuous period of ninety (90) days or more, or for a cumulative discontinuous period of ninety (90) days or more during any 365-day period; or (ii) entitles Executive to receive income replacement benefits for a period of three (3) months or more under an accident and health plan covering employees of the Company.  In the event of any disagreement between Executive and the Company about whether he has a Disability, the question shall be submitted to an impartial and reputable physician selected by the Company and Executive.  The determination of the question of such Disability by such physician shall be final and binding on Executive and the Company for purposes of this Agreement.  The Company shall pay the reasonable fees and expenses of such determining physician.

5.4            Termination by the Company for Convenience.  Notwithstanding any other provisions of this Agreement, the Company shall have the right at any time to terminate Executive's employment for reasons other than Cause, death, or Disability at the "Company's Convenience" upon written notice to Executive.
5.5            Resignation by Executive for Good Reason.  Executive shall have the right to resign for Good Reason in accordance with this Section 5.5.  For the purposes of this Agreement resignation by Executive as a result of the occurrence of any of the following without Executive's consent shall be deemed to constitute "Good Reason:" (i) a material diminution in Executive's title or duties as specified in this Agreement, which change is not made for purposes of serving the best interests of the Company; (ii) a material reduction in Executive's annual Base Salary or bonus opportunity (except for a reduction in a similar percent or amount applicable to all other similarly situated employees of the Company); or (iii) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company.  By way of example, subject to the next sentence of this Section 5.5, if the Company were to fail pay or provide Executive any earned compensation, bonus or benefit, Executive would have the right to resign for Good Reason.  Notwithstanding the foregoing, Executive shall not resign for Good Reason without first providing the Company with written notice within thirty (30) days of the event that Executive believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.
5.6            Resignation by Executive Other Than for Good Reason.  Notwithstanding any other provisions of this Agreement, Executive shall have the right to resign other than for Good Reason, at any time upon sixty (60) days' prior written notice to the Company.
5.7            Effect of Termination on Compensation.
(a)            Termination by the Company for Convenience or Resignation by Executive for Good Reason.  In the event that Executive's employment with the Company is terminated pursuant to Section 5.4 (Termination by the Company for Convenience) or Executive resigns pursuant to Section 5.5 (Resignation by Executive for Good Reason), the Company shall pay the Executive a one-time cash severance payment of an amount equal to two (2) times Executive's Base Salary then in effect at the time of termination or resignation.  Further, the Company shall pay Executive the value of all accrued and unused vacation days, reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of termination, and any other payments or benefits (including any health insurance rights) required by applicable law (the foregoing, collectively, the "Accrued Rights").
(b)            Termination by the Company for Cause, Upon Death, Upon Disability or Resignation by Executive Other than for Good Reason.  In the event that Executive's employment with the Company is terminated pursuant to Section 5.1 (Termination by the Company for Cause), Section 5.2 (Upon Death), Section 5.3 (Upon Disability), or Section 5.6 (Resignation by Executive Other Than for Good Reason), the Company shall have no further liability to Executive under this Agreement other than to pay Executive the value of all Accrued Rights.

(c)            Accrued Rights.  Any Accrued Rights or severance paid under this Section 5.7 shall be paid only upon Executive executing an Agreement and General Release, in the case of Section 5.7(a), substantially in the form attached hereto as Exhibit C-1, or, in the case of Section 5.7(b), substantially in the form attached hereto as Exhibit C-2 (either form, the "Release").  The Release shall become effective within thirty (30) days following the date of Executive's termination (the "Termination Date").  The Parties further agree that any payment of any Accrued Rights or severance shall not be made until five (5) days following execution of the Release.
5.8            Access to Company Offices.  From and after Executive's termination or resignation for any reason, Executive shall not be permitted access to the Company's offices, except as authorized in writing by the Board.
Section 6.                                                    Change of Control.
6.1            Definition.  For purposes of this Agreement, a "Change of Control" is defined herein as:
(A)       a merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) more than 50% of the combined voting power of Company or surviving entity immediately after the merger or consolidation with another entity;
(B)       a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis;
(C)      a reorganization, reverse stock split, or recapitalization of the Company which would result in any of the foregoing; or
(D)      a transaction or series of related transactions having, directly or indirectly.  the same effect as any of the foregoing.
6.2            Payments upon Change of Control.  Upon the occurrence of a Change of Control, and upon fulfillment of the following conditions: (1) the sale of the Company for a premium relative to the share price at the time of the Change of Control, and (2) the subsequent replacement of the Chief Operating Officer and either CEO or the President of the Company, Executive shall receive, at such time and in accordance with applicable law, then (a) all restricted stock and options of Executive that have not vested and have not been forfeited shall immediately vest upon a Change of Control; (b) if the Change of Control occurs during Executive's first year of his Term, the Company shall make a one-time cash payment of an amount equal to the greater of (i) One Million Dollars ($1,000,000) or (ii) two (2) times Executive's Base Salary then in effect at the time of the Change of Control; (c) if the Change of Control occurs during Executive's second year of his Term, the Company shall make a one-time cash payment of an amount equal to the greater of (i) Two Million Dollars ($2,000,000) or (ii) two (2) times Executive's Base Salary then in effect, and, if any bonus was earned in the previous year, the amount of the bonus then in effect; or (d) if the Change of Control occurs during or after Executive's third year of any Additional Term with the Company, the Company shall make a one-time cash payment of an amount equal to the greater of (i) Three Million Dollars ($3,000,000) or (ii) three (3) times Executive's Base Salary then in effect, and, if any bonus was earned in the previous year, the amount of the bonus then in effect.

Section 7.                                                    Confidential Information; Trade Secrets; Non-Solicitation of Employees.
7.1            Agreement Not to Use or Disclose.  During the Term and thereafter, except in the good faith performance of Executive's duties under this Agreement or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, Executive shall not, directly or indirectly, for Executive's own account or for the account of any other person or entity, use or disclose any Confidential Information (as defined below) or proprietary Trade Secrets (as defined below) of the Company to any third person or entity.  Executive agrees that he will not, without first obtaining the prior written permission of the Board: (a) directly or indirectly utilize any Confidential Information or Trade Secrets in his or her own business or for the benefit or any person or entity other than the Company; (b) develop, manufacture, license, and/or sell any produce that is based in whole or in part on Confidential Information or Trade Secrets; or (c) disclose such Confidential Information or Trade Secrets to any person or entity other than the Company.  If Executive loses or makes unauthorized disclosures of any Confidential Information or Trade Secret, he will immediately notify the Company and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.  If Executive is required in a civil, criminal, or regulatory proceeding to disclose any Confidential Information or any Trade Secret, Executive will give the Board prompt written notice of the request for information to permit the Company to seek an appropriate remedy or to waive the Executive's compliance with the provisions of this Agreement with respect to the request.  Upon the expiration or termination of Executive's employment, for any reason, whether voluntary or involuntary and whether by the Company or Executive, or at any time the Company may request, Executive shall (i) surrender to the Company all documents and data of any kind (including data in machine-readable form) or any reproductions (in whole or in part) of any items relating to Confidential Information or Trade Secrets and shall not make or retain any copy or extract of any of the foregoing, and (ii) confirm in writing that to his knowledge, after inquiry, no Confidential Information or Trade Secret exists on any computers, computer storage devices or other electronic media that were at any time within Executive's control (other than those which remain at, or have been returned to, the Company).
7.2            Confidential Information.  For purposes of this Agreement, "Confidential Information" means all information regarding the Company (which for purposes of this subsection shall mean and include all of the Company's subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time), any activity of the Company, the business of the Company or any customer of the Company (a) that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company, (b) that is not generally disclosed by the practices of the Company to persons not employed by the Company, (c) that does not rise to the level of a Trade Secret, (d) that is the subject of reasonable efforts to keep it confidential, and (e) that has commercial value in Company's business.  Confidential Information shall, to the extent such information is not a Trade Secret and to the extent material, include, but not be limited to, product concepts, production techniques, technical information regarding the Company's products or services, suppliers, production processes and product/service development, operations techniques, product/service formulas, information concerning the Company's techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company and information concerning the strategy, tactics and financial affairs of the Company.  Confidential Information shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of Executive's failure to comply with any of his obligations to the Company.  This definition shall not limit any definition of "confidential information" or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

7.3            Trade Secrets.  For purposes of this Agreement, "Trade Secrets" shall mean all secret, proprietary, or confidential information regarding the Company (which for purposes of this subsection shall mean and include all of the Company's subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time) or any activity of the Company that fits within the definition of "trade secrets" under the Uniform Trade Secrets Act or other applicable law.  Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected under this Agreement shall include all source codes and object codes for the Company's software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act; provided, however, that nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets or other confidential information.  Trade Secrets shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of Executive's failure to comply with any of his obligations to the Company.  This definition shall not limit any definition of "trade secrets" or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.
7.4            Non-Solicitation of Employees.  During the Term and for twelve (12) months following the date of termination of Executive's employment for any reason, Executive shall not, directly or indirectly, recruit, solicit, or attempt to hire any employee of the Company or any of its affiliates or any person who was an employee of the Company or any of its affiliates at any time during the twelve (12) months immediately prior to the termination date of Employee's employment, assist in such hiring by any other person, encourage any such employee to terminate his or her relationship with the Company; provided that general public solicitations of employment shall not constitute a violation of this Section 7.4.
7.5            Non-Solicitation of Customers.  During the Term and for twelve (12) months following the date of termination of Executive's employment for any reason, Executive shall not, directly or indirectly, contact, attempt to contact, or meet with the Company's current or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

7.6            Non-Disparagement.  Executive agrees that he will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company, its businesses, any of its employees or officers and existing and prospective customers, suppliers and investors.   This Section 7.6 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to the Board.
7.7            Certain Remedies.   In the event Executive breaches any of the provisions of this Section 7, Executive agrees that Company shall be entitled to injunctive relief in addition to any other remedy to which the Company may be entitled.
7.8            Separate Covenants; Severability.  The covenants in this Section 7 shall be construed as separate covenants and to the extent any covenant is deemed by a court of competent jurisdiction to be invalid, illegal, void or unenforceable for any reason, such covenant shall be severed from this Agreement and it shall not affect the enforcement of any other covenant.
Section 8.                                                    Rights in Company Property; Inventions.
8.1            Executive recognizes the Company's proprietary rights in the tangible and intangible property of the Company and its affiliates and acknowledges that, notwithstanding the relationship of employment, Executive shall not obtain or acquire through such employment any personal property rights in any of the property of the Company or its affiliates, including but not limited to, any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, know-how, secrets, formulas, products, methods, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, patents, or other matters which are the property of the Company or its affiliates.

8.2            Executive agrees that during his employment by the Company, any and all discoveries, inventions, improvements and innovations (including all data and records pertaining thereto), whether or not patentable, copyrightable or reduced to writing, which Executive may have conceived or made, or may conceive or make, either alone or in conjunction with others and whether or not during working hours or by the use of the facilities of the Company or any of its affiliates, which are related or in any way connected with the business of the Company or any of its affiliates (the foregoing, collectively, "Inventions"), are and shall be the sole and exclusive property of the Company or its affiliates, except for those Inventions conceived by Executive prior to the date of this Agreement.  Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its or any of its affiliate's rights in or to the Inventions, and shall assist the Company, at the Company's expense, in obtaining, defending and enforcing the Company's or any of its affiliate's rights in or to the Inventions.  Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its or any of its affiliate's rights to any Inventions.

8.3            Executive and the Company recognize that this Agreement does not require assignment of any Invention that qualifies for protection under Section 2870 of the California Labor Code or any similar law of any other state.2

Section 9.                                                    Other Post-Termination Obligations.
During the Term of Executive's employment and for one (1) year after the termination of employment for any reason, or subject to ordinary court process, Executive shall, upon reasonable notice, use his reasonable best efforts to cooperate with the Company and its affiliates by providing such information and assistance as any of them may reasonably require, at the Company's expense, in connection with any litigation not commenced by or involving Executive as a party in which the Company or any of its affiliates is, or may become, a party.  For a period of up to six (6) months after termination of employment for any reason, Executive agrees to make himself available to perform such consulting and/or transition services as reasonably requested by the Company from time to time, all upon mutually acceptable terms.
Section 10.                                                    Compliance with IRC Section 409A.
Notwithstanding anything herein to the contrary, (i) if, at the time of Executive's termination of employment with the Company, Executive is a "specified employee" as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without the imposition of any accelerated or additional tax) and (ii) if any other payments or benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or benefits shall be deferred if deferral will avoid such acceleration or additional tax, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, reasonably determined by the Board, that does not cause such an accelerated or additional tax and that preserves, to the greatest extent possible, the value (both in amount and considering promptness of payment), of such payment or other benefits to Executive.  In the event that payments under this Agreement are deferred pursuant to this Section in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified in this Section without interest.  The Company will consult with Executive in good faith regarding the implementation of the provisions of this Section; provided, that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.  For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and references herein to Executive's "termination of employment" shall refer to Executive's separation of services with the Company within the meaning of Section 409A of the Code.  Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a "deferral of compensation" within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

2 Labor Code Section 2870 provides: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Section 11.                                                    Agreement to Arbitrate.
11.1            Arbitration.  Subject to the exceptions described in this Agreement, any controversy, dispute or claim arising out of or relating to this Agreement or any breach of it (each a "Claim"), shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Procedures of the selected arbitration group such as ADR, JAMS or American Arbitration Association ("AAA").  The Claims covered by this Agreement include, but are not limited to, claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), harassment (including, but not limited to race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance.  This provision shall not apply, however, to claims for workers' compensation or unemployment insurance benefits, or claims; nor shall it restrict Executive's right to submit claims to the Equal Employment Opportunity Commission or the Department of Fair Employment and Housing, as appropriate.  In addition, this agreement to arbitrate disputes set forth in this Section 11.1 does not prevent Executive from filing a charge or claim with any other governmental administrative agency as permitted by applicable law.
(a)            Selection of Arbitrator.  In the event of a claim, the Parties shall select an arbitrator mutually acceptable to each Party.  If the Parties cannot agree on an arbitrator within thirty (30) days, the Parties shall request from the applicable arbitration group a list of five (5) names drawn from its panel of employment arbitrators and each Party shall follow the striking procedure used by such arbitration group.
(b)            Procedure for Arbitration.  The arbitrator shall apply Nevada substantive law and the Nevada Evidence Code to the proceeding.  The demand for arbitration must be in writing and made within the applicable statute of limitations period.  The arbitrator shall have the authority to resolve discovery disputes, including, but not limited to, determining what constitutes reasonable discovery.  The arbitrator shall have all powers and remedies conferred by law, and shall prepare in writing and provide to the Parties a decision and award which includes factual findings and the conclusions upon which such award is based.

(c)            Binding Arbitration.  Except as otherwise required by law, the decision of the arbitrator shall be binding and conclusive on the Parties.  Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.  The fees for the arbitrator and the arbitration forum shall be shared equally by the Parties hereto, unless Company is required to pay for them by law.  Each Party shall bear its, his or her own fees and costs incurred in connection with the arbitration except for any attorneys' fees or costs which are awarded by the Arbitrator pursuant this Agreement or statute which provides for recovery of such fees and/or costs; provided, however, Executive shall not be required to bear any type of expense that Executive would not be required to bear if he or she were bringing the action in court.  The arbitration and the Parties' agreement therefore shall be deemed to be self-executing, and if either Party fails to appear at any properly-noticed arbitration proceeding, an award may be entered against such Party despite said failure to appear.  Notwithstanding any other agreement between the Parties, any statutorily imposed remedies awarded to either Executive or Company pursuant to arbitration under this provision shall not be limited.
11.2            Waiver of Jury.  Both the Company and Executive understand and agree that by using arbitration to resolve any Claims between Executive and Company they are giving up any right that they may have to a judge or jury trial with regard to those Claims.  Both Parties acknowledge that they are entering into this Agreement voluntarily and have independently negotiated and agreed upon this Section 11.2.
Section 12.                                                    Legal Fees.
Each Party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing his/its respective rights under this Agreement; provided, however, that the arbitrator, judge, or other tribunal presiding over a dispute may order that the non-prevailing Party shall pay all such fees and expenses for the prevailing Party.
Section 13.                                                    Assignment.
Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills.  Executive agrees, therefore, that he shall not have the right to assign all or any portion of his rights or obligations under this Agreement.  The Company may assign its rights under this Agreement without the consent of Executive.  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, legal representatives, successors and permitted assigns.

Section 14.                                                    Severability.
In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 15.                                                    Survival.
The respective rights and obligations of the Parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. In particular, and without limiting the foregoing, the provisions of Sections 5, 7, 8, 9, 10 and 11 shall remain in effect as long as is necessary to give them effect.
Section 16.                                                    Notices.
Any notice required or permitted to be given under this Agreement shall be in writing and deemed given when actually delivered to the address in person or by any messenger or delivery service or mailed, postage prepaid, by registered or certified mail, addressed to the Party to receive such notice at the address set forth below or any other address substituted therefor by notice pursuant to these provisions.
If to the Company:

Eos Petro, Inc.
1999 Avenue of the Stars
Suite 2520
Los Angeles, CA 90067
Attention:                          Nikolas Konstant
Facsimile:                          (310) 552-1556
E-mail:                                    nkonstant@eos-petro.com

With a copy to (which shall not constitute notice):

Baker & Hostetler LLP
11601 Wilshire Blvd., Suite 1400
Los Angeles, CA 90025
Attention:                          Jeffrey P. Berg
Facsimile:                          (310) 820-8859
E-mail:                                    jberg@bakerlaw.com

If to Executive:
1999 Avenue of the Stars Suite 2520
Los Angeles, California.  90067
Attention:                          Alan Gaines
Facsimile:                          __________
E-mail:                                   againes@eos-petro.com

Section 17.                                                    Governing Law.
This Agreement has been executed and delivered in the State of California and its validity, interpretation, performance and enforcement shall be governed by the laws of said State without regard to principles of conflict of laws.  Executive and the Company each consent to the personal jurisdiction of the courts of the State of California and to venue in California.

Section 18.                                                    Entire Agreement.
This Agreement contains the entire understanding between the Parties and supersedes in all respects any prior or other agreement or understanding between the Company and Executive.  Under no circumstances shall Executive be entitled to any other payments or benefits of any kind, except for the payments and benefits described or referred to herein, unless otherwise agreed to by the Company and Executive in writing.

Section 19.                                                    Headings.
The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

Section 20.                                                    Amendment; Waivers.
This Agreement may not be amended, modified or supplemented except by an agreement in writing signed by the Parties.  Waiver by any Party of any breach of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any subsequent breach.

Section 21.                                                    Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Fax or PDF Signatures shall be valid and binding.

Section 22.                                                    Construction.
Executive and the Company acknowledge that each Party to this Agreement has had the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement.  Accordingly, any rule of law or decision which would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  In addition, the term "including" and its variations are always used in the non-restrictive sense (as if followed by a phrase such as "but not limited to").  The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the Parties.

[Remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

Company:

EOS PETRO, INC.,
a Nevada corporation

By:            /S/Nikolas Konstant
Name:            Nikolas Konstant
Title:            Chairman of the Board, CFO

Executive:

/S/            Alan Gaines
ALAN GAINES

[Signature page to Executive Employment Agreement]

Exhibit A

[Stock Option Agreement]

Exhibit B

[Registration Rights Agreement]

Exhibit C-1

[Agreement and General Release]

Exhibit C-2

[Agreement and General Release]